EXHIBIT 99.1
GoPro Announces Fourth Quarter and Full Year 2020 Results
Subscribers Grow 145% Year-over-Year to 761,000
Cash Flow from Operations of $108 Million in Q4 2020
Q4 2020 GAAP EPS of $0.28; Non-GAAP EPS of $0.39

SAN MATEO, Calif., February 4, 2021 - GoPro, Inc. (NASDAQ: GPRO) today announced financial results for its fourth quarter and full year ended December 31, 2020 and posted management commentary on its investor relations website at https://investor.gopro.com.

“GoPro’s shift to a more subscription-centric consumer-direct model is resulting in a simpler, more profitable business with materially better cash generation,” said Nicholas Woodman, GoPro’s founder and CEO. “The steps we’ve taken to improve our business during the pandemic should serve us very well when the world begins to recover in earnest — but as a business, fortunately we don’t have to wait for that to happen."

“GoPro generated more than $200 million in cash flow from operations in the second half, fourth quarter subscriber growth of 52% sequentially, and we exited the year with historically low levels of channel inventory. Our subscription-based consumer-direct strategy is proving to be successful and we look forward to continued gains in 2021,” said Brian McGee, GoPro CFO and COO.

GoPro Q4 and Full Year 2020 Financial Results
•Revenue for Q4 2020 was $358 million, a 28% sequential improvement from $281 million in Q3 2020. Revenue for the full year 2020 was $892 million compared to $1.19 billion in 2019, down 25% year-over-year.
•GAAP and non-GAAP gross margin for Q4 2020 was 38.0% and 38.3%, respectively. GAAP and non-GAAP gross margin for 2020 both increased 70 bps year-over-year to 35.3% and 36.1%, respectively.
•Q4 2020 GAAP net income was $44 million, or $0.28 per share. Q4 2020 non-GAAP net income was $61 million, or $0.39 per share.
•2020 GAAP net loss was $67 million compared to 2019 GAAP net loss of $15 million. 2020 non-GAAP net income was $13 million compared to $35 million in 2019.
•Q4 2020 GAAP and non-GAAP operating expenses decreased 24% and 26% year-over-year to $81 million and $73 million, respectively.
•2020 GAAP and non-GAAP operating expenses decreased 15% and 21% to $351 million and $298 million, respectively.
•Adjusted EBITDA for Q4 and full year 2020 was $68 million and $43 million, respectively.
•Cash and investments totaled $328 million at the end of 2020, of which $108 million was generated from operations in Q4 and $73.0 million was from the net issuance of convertible notes.
GoPro Q4 2020 Highlights
•Ended 2020 with 761,000 GoPro subscribers, up 52% sequentially and 145% year-over-year.
•GoPro.com generated a record $116 million in revenue in Q4, up 43% sequentially and 91% year-over-year. Full year 2020 GoPro.com revenue doubled year-over-year to $283 million.
•Camera unit sell-through was more than 1.2 million units in Q4, and 3.6 million for the full year.
•Channel inventory reduced approximately 10% sequentially and more than 50% since the start of 2020.

•Cameras with retail prices above $300 represented 91% of Q4 revenue.
•Q4 Street ASP increased 14% year-over-year to $323, while 2020 Street ASP increased 13% to $316.

Results Summary:

	Three months ended December 31,			Year ended December 31,
($ in thousands, except per share amounts)	2020	2019	% Change	2020	2019	% Change
Revenue	$357,772	$528,345	(32.3)%	$891,925	$1,194,651	(25.3)%
Gross margin
GAAP	38.0%	38.2%	(20) bps	35.3%	34.6%	70 bps
Non-GAAP	38.3%	38.6%	(30) bps	36.1%	35.4%	70 bps
Operating income (loss)
GAAP	$55,355	$96,100	(42.4)%	$(36,819)	$(2,333)	(1,478.2)%
Non-GAAP	$64,184	$105,021	(38.9)%	$24,313	$44,869	(45.8)%
Net income (loss)
GAAP	$44,413	$95,820	(53.6)%	$(66,783)	$(14,642)	(356.1)%
Non-GAAP	$61,064	$102,498	(40.4)%	$12,779	$35,255	(63.8)%
Diluted net income (loss) per share
GAAP	$0.28	$0.65	(56.9)%	$(0.45)	$(0.10)	(350.0)%
Non-GAAP	$0.39	$0.70	(44.3)%	$0.08	$0.24	(66.7)%
Adjusted EBITDA	$67,744	$112,092	(39.6)%	$43,200	$71,958	(40.0)%

Conference Call
GoPro management will host a conference call and live webcast for analysts and investors today at 2 p.m. Pacific Time (5 p.m. Eastern Time) to discuss the Company’s financial results.
Prior to the start of the call, the Company will post Management Commentary on the “Events & Presentations” section of its investor relations website at https://investor.gopro.com. Management will make brief opening comments before taking questions.
To listen to the live conference call, please dial toll free (888) 394-8218 or (646) 828-8193, access code 1965695, approximately 15 minutes prior to the start of the call. A live webcast of the conference call will be accessible on the “Events & Presentations” section of the Company’s website at https://investor.gopro.com. A recording of the webcast will be available on GoPro’s website, https://investor.gopro.com, approximately two hours after the call and for 90 days thereafter.
About GoPro, Inc. (NASDAQ: GPRO)
GoPro helps the world capture and share itself in immersive and exciting ways.
For more information, visit www.gopro.com. Members of the press can access official brand and product images, logos and reviewer guides by visiting GoPro’s press portal. GoPro customers can submit their photos, raw video clips and edits to GoPro Awards for an opportunity to be featured on GoPro’s social channels and receive gear and cash awards. Learn more at www.gopro.com/awards. Connect with GoPro on Facebook, Instagram, LinkedIn, TikTok, Twitter, YouTube, and GoPro’s blog The Inside Line.
GoPro, HERO and their respective logos are trademarks or registered trademarks of GoPro, Inc. in the United States and other countries.
GoPro’s Use of Social Media
GoPro announces material financial information using the Company’s investor relations website, SEC filings, press releases, public conference calls and webcasts. GoPro may also use social media channels to communicate about the Company, its brand and other matters; these communications could be deemed material information. Investors and others are encouraged to review posts on Facebook, Instagram, LinkedIn, TikTok, Twitter, YouTube, GoPro’s investor relations website and The Inside Line.
Note Regarding Use of Non-GAAP Financial Measures
GoPro reports gross profit, gross margin, operating expenses, operating income (loss), other income (expense), tax expense, net income (loss) and diluted net income (loss) per share in accordance with U.S. generally accepted accounting principles (GAAP) and on a non-GAAP basis. Additionally, GoPro reports non-GAAP adjusted EBITDA. Non-GAAP items exclude, where applicable, the effects of stock-based compensation, acquisition-related costs, restructuring and other related costs, non-cash interest expense, gain on sale and license of intellectual property and the tax impact of these items. When planning, forecasting and analyzing gross margin, operating expenses, other income (expense), tax expense, net income (loss) and net income (loss) per share for future periods, GoPro does so primarily on a non-GAAP basis without preparing a GAAP analysis as that would require estimates for reconciling items which are inherently difficult to predict with reasonable accuracy.
Note on Forward-looking Statements
This press release may contain projections or other forward-looking statements within the meaning Section 27A of the Private Securities Litigation Reform Act. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “should,” “will” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements in this presentation may include but are not limited to planned growth and expansion of our total addressable market through new products and subscription services; increased profitability in 2021 and beyond; overall consumer demand, and the impact of the COVID-19 pandemic on our business. These statements involve risks and uncertainties, and actual events or results may differ materially. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are our ability to achieve revenue growth or profitability in the future, and if revenue growth or profitability is achieved, we may not be able to sustain it; our ability to effectively manage our shift of sales strategy to focus on our direct-to-consumer channel; the risk that we are not able to increase the number of and retain our existing paying subscribers; the risk that our reduction in operating expenses may impact our ability to meet our business objectives and achieve our revenue targets, and may not result in the expected improvement in our profitability; our ability to continue to focus on expense management; the fact that our plan to profitability depends in part on further penetrating our total addressable market, and we may not be successful in doing so; the risk that growing our direct-to-consumer business while reducing our reliance on our other sales channels could impact profitability; the impact of the COVID-19 pandemic and its effect on the United States and global economies and our business in particular; any inability to successfully manage frequent product introductions (including roadmap for new hardware, software and subscription products) and transitions, including managing our sales channel and inventory, and accurately forecasting future sales; the fact that a small number of retailers and distributors account for a substantial portion of our revenue and our level of business with them could be significantly reduced due to retail closures related to COVID-19; our transition away from some distributors and retailers; our reliance on third party suppliers, some of which are sole source suppliers, to provide components for our products; our reliance on third party logistics partners to deliver without interruption; our dependence on sales of our cameras, mounts and accessories, and subscription services for substantially all of our revenue (and the effects of changes in the sales mix or decrease in demand for these products); the fact that an economic downturn or economic uncertainty in our key U.S. and international markets, as well as fluctuations in currency exchange rates, may adversely affect consumer discretionary spending; any changes to trade agreements, trade policies, tariffs, and import/export regulations; the effects of the highly competitive market in which we operate, including new market entrants; the fact that we may not be able to achieve revenue growth or profitability in the future; risks related to inventory, purchase commitments and long-lived assets; difficulty in accurately predicting our future customer demand; the importance of maintaining the value and reputation of our brand; the risk that the e-commerce technology systems that give consumers the ability to shop online do not function effectively; the risk that we will encounter problems with our distribution system; the threat of a security breach or other disruption including cyberattacks; the concern that our intellectual property and proprietary rights may not adequately protect our products and services; and other factors detailed in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2019, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, each of which is on file with the Securities and Exchange Commission (SEC), and as updated in future filings with the SEC including the Annual Report on Form 10-K for the year ended December 31, 2020. These forward-looking statements speak only as of the date hereof or as of the date otherwise stated herein. GoPro disclaims any obligation to update these forward-looking statements.

GoPro, Inc.
Preliminary Condensed Consolidated Statement of Operations
(unaudited)

	Three months ended December 31,		Year ended December 31,
(in thousands, except per share data)	2020	2019	2020	2019
Revenue	$357,772	$528,345	$891,925	$1,194,651
Cost of revenue	221,689	326,520	577,411	781,862
Gross profit	136,083	201,825	314,514	412,789

Operating expenses:
Research and development	27,515	31,679	131,589	142,894
Sales and marketing	38,535	58,158	151,380	206,431
General and administrative	14,678	15,888	68,364	65,797
Total operating expenses	80,728	105,725	351,333	415,122
Operating income (loss)	55,355	96,100	(36,819)	(2,333)
Other income (expense):
Interest expense	(5,483)	(5,197)	(20,257)	(19,229)
Other income (expense), net	(5,343)	989	(4,881)	2,492
Total other expense, net	(10,826)	(4,208)	(25,138)	(16,737)
Income (loss) before income taxes	44,529	91,892	(61,957)	(19,070)
Income tax expense (benefit)	116	(3,928)	4,826	(4,428)
Net income (loss)	$44,413	$95,820	$(66,783)	$(14,642)

Net income (loss) per share
Basic	$0.29	$0.65	$(0.45)	$(0.10)
Diluted	$0.28	$0.65	$(0.45)	$(0.10)

Weighted-average number of shares outstanding:
Basic	150,663	146,625	149,037	144,891
Diluted	156,464	147,052	149,037	144,891

GoPro, Inc.
Preliminary Condensed Consolidated Balance Sheets
(unaudited)

(in thousands)	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$325,654	$150,301
Restricted cash	2,000	—
Marketable securities	—	14,847
Accounts receivable, net	107,244	200,634
Inventory	97,914	144,236
Prepaid expenses and other current assets	23,872	25,958
Total current assets	556,684	535,976
Property and equipment, net	23,711	36,539
Operating lease right-of-use assets	31,560	53,121
Intangible assets, net and goodwill	147,673	151,706
Other long-term assets	11,771	15,461
Total assets	$771,399	$792,803

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$111,399	$160,695
Accrued expenses and other current liabilities	113,776	141,790
Short-term operating lease liabilities	9,369	9,099
Deferred revenue	28,149	15,467
Total current liabilities	262,693	327,051
Long-term debt	218,172	148,810
Long-term operating lease liabilities	51,986	62,961
Other long-term liabilities	22,530	20,452
Total liabilities	555,381	559,274

Stockholders’ equity:
Common stock and additional paid-in capital	980,147	930,875
Treasury stock, at cost	(113,613)	(113,613)
Accumulated deficit	(650,516)	(583,733)
Total stockholders’ equity	216,018	233,529
Total liabilities and stockholders’ equity	$771,399	$792,803

GoPro, Inc.
Preliminary Condensed Consolidated Statement of Cash Flows
(unaudited)

	Three months ended December 31,		Year ended December 31,
(in thousands)	2020	2019	2020	2019
Operating activities:
Net income (loss)	$44,413	$95,820	$(66,783)	$(14,642)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	3,570	6,445	19,065	26,268
Non-cash operating lease cost	1,658	(609)	6,565	6,990
Stock-based compensation	8,037	7,028	29,963	37,188
Deferred income taxes	1	(45)	(50)	(32)
Non-cash restructuring charges	—	—	5,242	(199)
Impairment of right-of-use assets	—	—	12,460	—
Non-cash interest expense	3,018	2,354	10,366	8,987
Loss on extinguishment of debt	5,389	—	5,389	—
Other	334	(403)	1,072	(1,182)
Net changes in operating assets and liabilities	39,833	(22,339)	70,493	(87,822)
Net cash provided by (used in) operating activities	106,253	88,251	93,782	(24,444)

Investing activities:
Purchases of property and equipment, net	(321)	(2,038)	(4,881)	(8,348)
Purchases of marketable securities	—	—	—	(43,636)
Maturities of marketable securities	—	5,150	14,830	56,888
Sale of marketable securities	—	15,978	—	17,867
Asset acquisition	—	—	(438)	—
Net cash provided by (used in) investing activities	(321)	19,090	9,511	22,771

Financing activities:
Proceeds from issuance of common stock	1,927	—	5,435	5,574
Taxes paid related to net share settlement of equity awards	(1,494)	(820)	(6,207)	(6,618)
Proceeds from issuance of 2025 convertible senior notes	143,750	—	143,750	—
Payment of debt issuance costs	(4,752)	—	(4,752)	—
Purchase of capped calls related to 2025 convertible senior notes	(10,249)	—	(10,249)	—
Payments for 2022 convertible senior notes partial repurchase	(56,000)	—	(56,000)	—
Proceeds from borrowings	—	20,000	30,000	20,000
Repayment of borrowings	—	(20,000)	(30,000)	(20,000)
Net cash provided by (used in) financing activities	73,182	(820)	71,977	(1,044)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1,669	764	2,083	923
Net change in cash, cash equivalents and restricted cash	180,783	107,285	177,353	(1,794)
Cash, cash equivalents and restricted cash at beginning of period	146,871	43,016	150,301	152,095
Cash, cash equivalents and restricted cash at end of period	$327,654	$150,301	$327,654	$150,301

GoPro, Inc.
Reconciliation of Preliminary GAAP to Non-GAAP Financial Measures
To supplement our unaudited selected financial data presented on a basis consistent with GAAP, we disclose certain non-GAAP financial measures, including non-GAAP gross profit, gross margin, operating expenses, operating income (loss), other income (expense), tax expense, net income (loss), diluted net income (loss) per share and adjusted EBITDA. We also provide forecasts of non-GAAP gross margin, non-GAAP operating expenses, non-GAAP other income (expense), non-GAAP tax expense, non-GAAP net income (loss) and non-GAAP diluted net income (loss) per share. We use these non-GAAP financial measures to help us understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, and to develop short-term and long-term operational plans. Our management uses, and believes that investors benefit from referring to these non-GAAP financial measures in assessing our operating results. These non-GAAP financial measures should not be considered in isolation from, or as an alternative to, the measures prepared in accordance with GAAP, and are not based on any comprehensive set of accounting rules or principles. We believe that these non-GAAP measures, when read in conjunction with our GAAP financials, provide useful information to investors by facilitating:
•the comparability of our on-going operating results over the periods presented;
•the ability to identify trends in our underlying business; and
•the comparison of our operating results against analyst financial models and operating results of other public companies that supplement their GAAP results with non-GAAP financial measures.
These non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Some of these limitations are:
•adjusted EBITDA does not reflect tax payments that reduce cash available to us;
•adjusted EBITDA excludes depreciation and amortization and, although these are non-cash charges, the property and equipment being depreciated and amortized often will have to be replaced in the future, and adjusted EBITDA does not reflect any cash capital expenditure requirements for such replacements;
•adjusted EBITDA excludes the amortization of point of purchase (POP) display assets because it is a non-cash charge, and is treated similarly to depreciation of property and equipment and amortization of acquired intangible assets;
•adjusted EBITDA and non-GAAP net income (loss) exclude the impairment of intangible assets because it is a non-cash charge that is inconsistent in amount and frequency;
•adjusted EBITDA and non-GAAP net income (loss) exclude restructuring and other related costs which primarily include severance-related costs, stock-based compensation expenses, facilities consolidation charges recorded in connection with restructuring actions announced in the fourth quarter of 2016, first quarter of 2017, first quarter of 2018 and second quarter of 2020, and the related ongoing operating lease cost of those facilities recorded under Accounting Standards Codification 842, Leases. These expenses do not reflect expected future operating expenses and do not contribute to a meaningful evaluation of current operating performance or comparisons to the operating performance in other periods;
•adjusted EBITDA and non-GAAP net income (loss) exclude stock-based compensation expense related to equity awards granted primarily to our workforce. We exclude stock-based compensation expense because we believe that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operational performance. In particular, we note that companies calculate stock-based compensation expense for the variety of award types that they employ using different valuation methodologies and subjective assumptions. These non-cash charges are not factored into our internal evaluation of net income (loss) as we believe their inclusion would hinder our ability to assess core operational performance;
•adjusted EBITDA and non-GAAP net income (loss) exclude the loss on extinguishment of debt because it is not related to our core operating performance or reflective of ongoing operating results in the period, and the frequency and amount of such losses are inconsistent;
•non-GAAP net income (loss) excludes acquisition-related costs including the amortization of acquired intangible assets (primarily consisting of acquired technology), the impairment of acquired intangible assets (if applicable), as well as third-party transaction costs incurred for legal and other professional services. These costs are not factored into our evaluation of potential acquisitions, or of our performance after completion of the acquisitions, because these costs are not related to our core operating performance or reflective of ongoing operating results in the period, and the frequency and amount of such costs are inconsistent and vary significantly based on the timing and magnitude of our acquisition transactions and the maturities of the businesses being acquired. Although we exclude the amortization of acquired intangible assets from our non-GAAP net income (loss), management believes that it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation;
•non-GAAP net income (loss) excludes non-cash interest expense. In connection with the issuance of the Convertible Senior Notes in April 2017, we are required to recognize non-cash interest expense in accordance with the authoritative accounting guidance for convertible debt that may be settled in cash;
•non-GAAP net income (loss) excludes a gain on the sale and license of intellectual property. This gain is not related to our core operating performance or reflective of ongoing operating results in the period, and the frequency and amount of such gains are inconsistent;
•non-GAAP net income (loss) includes income tax adjustments. We utilize a cash-based non-GAAP tax expense approach (based upon expected annual cash payments for income taxes) for evaluating operating performance as well as for planning and forecasting purposes. This non-GAAP tax approach eliminates the effects of period specific items, which can vary in size and frequency and does not necessarily reflect our long-term operations. Historically, we computed a non-GAAP tax rate based on non-GAAP pre-tax income on a quarterly basis, which considered the income tax effects of the adjustments above; and
•other companies may calculate these non-GAAP financial measures differently than we do, limiting their usefulness as comparative measures.

GoPro, Inc.
Reconciliation of Preliminary GAAP to Non-GAAP Financial Measures
(unaudited)

Reconciliations of non-GAAP financial measures are set forth below:

	Three months ended December 31,		Year ended December 31,
(in thousands, except per share data)	2020	2019	2020	2019
GAAP net income (loss)	$44,413	$95,820	$(66,783)	$(14,642)
Stock-based compensation:
Cost of revenue	373	419	1,548	1,902
Research and development	3,733	3,099	13,415	17,167
Sales and marketing	1,672	1,525	5,779	8,043
General and administrative	2,259	1,985	9,221	10,076
Total stock-based compensation	8,037	7,028	29,963	37,188

Acquisition-related costs:
Cost of revenue	723	1,864	4,598	7,818
Total acquisition-related costs	723	1,864	4,598	7,818

Restructuring and other costs:
Cost of revenue	11	—	1,281	87
Research and development	159	29	8,542	910
Sales and marketing	(264)	—	10,925	498
General and administrative	163	—	5,823	701
Total restructuring and other costs	69	29	26,571	2,196

Non-cash interest expense	3,018	2,354	10,366	8,987
Loss on extinguishment of debt	5,389	—	5,389	—
Income tax adjustments	(585)	(4,597)	2,675	(6,292)
Non-GAAP net income	$61,064	$102,498	$12,779	$35,255

GAAP shares for diluted net income (loss) per share	156,464	147,052	149,037	144,891
Add: dilutive shares	—	—	3,096	1,580
Non-GAAP shares for diluted net income per share	156,464	147,052	152,133	146,471

GAAP diluted net income (loss) per share	$0.28	$0.65	$(0.45)	$(0.10)
Non-GAAP diluted net income per share	$0.39	$0.70	$0.08	$0.24

	Three months ended December 31,		Year ended December 31,
(dollars in thousands)	2020	2019	2020	2019
GAAP gross profit as a % of revenue	38.0%	38.2%	35.3%	34.6%
Stock-based compensation	0.1	0.1	0.2	0.2
Acquisition-related costs	0.2	0.3	0.5	0.6
Restructuring and other costs	—	—	0.1	—
Non-GAAP gross profit as a % of revenue	38.3%	38.6%	36.1%	35.4%

GAAP operating expenses	$80,728	$105,725	$351,333	$415,122
Stock-based compensation	(7,664)	(6,609)	(28,415)	(35,286)
Restructuring and other costs	(58)	(29)	(25,290)	(2,109)
Non-GAAP operating expenses	$73,006	$99,087	$297,628	$377,727

GAAP operating income (loss)	$55,355	$96,100	$(36,819)	$(2,333)
Stock-based compensation	8,037	7,028	29,963	37,188
Acquisition-related costs	723	1,864	4,598	7,818
Restructuring and other costs	69	29	26,571	2,196
Non-GAAP operating income	$64,184	$105,021	$24,313	$44,869

	Three months ended December 31,		Year ended December 31,
(in thousands)	2020	2019	2020	2019
GAAP net income (loss)	$44,413	$95,820	$(66,783)	$(14,642)
Income tax expense (benefit)	116	(3,928)	4,826	(4,428)
Interest expense, net	5,442	5,032	19,993	17,872
Depreciation and amortization	3,570	6,445	19,065	26,268
POP display amortization	708	1,666	4,176	7,504
Stock-based compensation	8,037	7,028	29,963	37,188
Loss on extinguishment of debt	5,389	—	5,389	—
Restructuring and other costs	69	29	26,571	2,196
Adjusted EBITDA	$67,744	$112,092	$43,200	$71,958

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